CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 21, 2005 on the financial statements and financial highlights of Royce Focus Trust, Inc. Such financial statements and financial highlights appear in the December 31, 2004 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in the Rights Offering of Royce Focus Trust, Inc. We also consent to the references to our Firm in the Rights Offering and Prospectus.

/s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
February 25, 2005